Exhibit 99.1

2007 – 2008 Shareholders’ Letter

Over the past year we have made significant progress in positioning the company to take advantage of the current opportunities that lay ahead for Evergreen’s coal upgrading process.

We know that the business backdrop for refined coal remains robust. Worldwide energy demand is growing and so is the need for more environmentally friendly and efficient ways to use the planet’s vast reserves of lower rank coal.

Coal prices at home and abroad are rising. Utilities, smaller industrial customers and other coal users need lower-cost ways to address future emissions regulations, and for users expensive post-combustion technologies are out of reach.

In this environment we believe K-Fuel® offers a compelling proposition.  To cultivate our technology from laboratory to full scale, we have addressed a number of challenges, including overcoming certain operational problems at Fort Union.   Our engineering teams worked closely with Bechtel to solve those problems and worked to improve and optimize the K-Fuel® production process. All the while, the plant continued to produce K-Fuel® that was used in numerous successful test burns for industrial, municipal and utility customers.    Now our strengthened business development and engineering teams are approaching customers in our pipeline with a better defined economic model, an efficient plant design and a product that has been tested and shipped across the country and around the world, offering a suite of supply and production solutions.

The next step, and our top priority, is developing one or more of these opportunities into a definitive construction agreement in a relatively short time,

either internationally or domestically.  While we do have a sense of urgency, we will be careful not to announce any projects until we are reasonably assured that they will proceed.

The question we are most frequently asked is:  Is this the year when Evergreen can finally deliver on the promise of refined coal? What we can tell you is that we are working with the best teams possible and in a favorable business climate.  We at Evergreen are more convinced than ever we will succeed.

As shareholders, you have maintained the faith to endure our challenges as we work to bring this technology to market.  We also want to acknowledge the hard work of our employees, and the feedback, guidance and insights we have received from our customers and our board of directors. We thank all of you for your continued support while we will deliver on the promise of refined coal as an important solution for today’s energy and environmental needs.

        Sincerely,

        Kevin R. Collins
        President & CEO